Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276774

PROSPECTUS SUPPLEMENT

(to Prospectus dated February 5, 2024)

4,755,556 American Depositary Shares representing 47,555,560

Ordinary Shares

Kazia Therapeutics Limited

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated February 5, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-276774), with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on June 24, 2024 (the “June 24, 2024 Form 6-K”). Accordingly, we have attached the June 24, 2024 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “KZIA.” On June 21, 2024, the last reported sale price of the ADSs on Nasdaq was $0.2676 per ADS.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and the “Risk Factors” in “Item 3. Key Information—D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in the Prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 24, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June, 2024

Commission File Number 000-29962

Kazia Therapeutics Limited

(Translation of registrant’s name into English)

Three International Towers Level 24 300 Barangaroo Avenue Sydney NSW 2000

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒   Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Appointment of Director

Resignation of Principal Financial and Accounting Officer; Appointment of Principal Accounting Officer and Principal Financial Officer

On May 16, 2024, Kazia Therapeutics Limited (the “Company”) received notice from Gabrielle Heaton of her intention to resign as the Company’s Vice President, Finance and Administration, effective June 28, 2024. Ms. Heaton’s resignation is not the result of any disagreement between Ms. Heaton and the Company, its management or board of directors, or related to the Company’s operations, policies or practices.

On June 24, 2024, the Company’s Board of Directors appointed Jeffrey Bonacorda as its Principal Accounting Officer and Principal Financial Officer, effective July 1, 2024. Mr. Bonacorda’s annual base compensation will be $150,000.

Mr. Bonacorda joined Kazia on May 13, 2024 and currently serves as the Company’s Vice President, Finance and Controller. Mr Bonacorda is a senior accounting professional with more than 25 years of experience in the commercial pharmaceutical, consumer products and service industries.

The Company hereby incorporates by reference the information contained herein into the Company’s registration statements on Form F-3 (File Nos. 333-259224 and 333-276091).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Kazia Therapeutics Limited (Registrant)

/s/ John Friend
John Friend
Chief Executive Officer

Date: 24 June 2024